Exhibit 99.1

Senior Care Centers, LLC

Consolidated Balance Sheets (Unaudited)

June 30, 2016 & 2015

	2016	2015
ASSETS
CURRENT ASSETS
Cash	$11,073,243	$19,940,877
Restricted Cash - Lease Escrow	18,938,794	15,675,680
Accounts Receivable, Net	140,176,882	119,284,569
Inventory	2,245,230	650,314
Prepaids	2,259,099	4,777,391
Deposits	9,964,944	8,021,636
Total Current Assets	184,658,192	168,350,467

LONG TERM ASSETS
Restricted Cash - Certificate of Deposits	2,072,469	2,068,030
Leasehold Improvements, Equipment & Transportation, Net of Accumulated Depreciation	26,479,418	25,102,900
Project in Process (Capital)	1,855,709	1,588,302
Debt Issuance Costs	1,824,519	21,665
Goodwill	23,814,280	6,583,789
Intangible Assets, Net	23,994,726	27,841,014
Minority Interest Investment	2,285,401	2,345,987
Other Long Term Assets	23,954	71,857
Total Long Term Assets	82,350,476	65,623,544

Total Assets	$267,008,668	$233,974,011

LIABILITIES & MEMBERS’ EQUITY
LIABILITIES

Current Liabilities
Current Maturities of Long Term Debt	$10,303,244	$7,723,314
Accounts Payable	68,896,067	58,053,250
Salaries and Payroll Taxes	21,230,038	18,531,787
Other Taxes Payable	7,094,995	6,599,391
Short-Term Debt	5,000,000	—
IBNR Claims Payable	3,805,943	2,842,258
Assisted Living Deposits	34,931	1,681
Total Current Liabilities	116,365,218	93,751,681

LONG TERM DEBT
Capital Lease Liability	9,773,383	9,700,743
Working Capital Line of Credit	70,289,457	65,120,804
Term Loan	22,981,816	20,000,000
Unfavorable Leases, Net	6,804,591	11,210,909
Deferred Lease	28,120,543	19,370,114
Total Long Term Debt	137,969,790	125,402,570

Total Liabilities	254,335,008	219,154,251

MEMBERS’ EQUITY

LLC Membership Interests	13,500,000	13,500,000
Paid In Capital	(935,236)	(935,236)
Distributions To Members:
Dividends - Class “A” Pref.	(13,562,904)	(10,151,682)
Dividends - Class “A”	(1,107,436)	(1,107,436)
Dividends - Founders	(3,170,146)	(3,170,146)
Retained Earnings	22,839,449	4,922,945
Current Year Net Income	(4,890,067)	11,761,315
Total Members’ Equity	12,673,660	14,819,760

Total Liabilities and Members’ Equity	$267,008,668	$233,974,011

Senior Care Centers, LLC

Consolidated Statements of Operations (Unaudited)

For the Quarters and the Six-Months Ended June 30, 2016 & 2015

	2nd QTR	2nd QTR	YTD Jun	YTD Jun
	2016	2015	2016	2015
INCOME
Total Revenue All Facilities	$212,800,302	$185,576,684	$430,390,540	$298,251,496
Total Revenue SRS Rehabilitation	29,841,585	26,738,693	61,192,065	49,419,783
Total Revenue SRS Louisiana Rehabilitation	2,639,701	—	5,369,606	—
Total Revenue MBS Pharmacy	13,574,313	8,424,692	26,826,688	8,424,692
Total Revenue Nicoya Health	132,265	—	254,889	—
Total Revenue Hospice	1,854,037	—	3,539,570	—
Total Revenue SCC Management	13,966,697	11,673,649	27,416,230	21,508,497
Intercompany Revenue Elimination	(44,393,472)	(35,868,707)	(90,741,302)	(54,021,322)
Total Revenue	230,415,428	196,545,011	464,248,286	323,583,146

OPERATING EXPENSES
Nursing	70,068,717	57,403,809	139,558,703	91,373,205
Consultants	1,695,005	1,342,250	3,410,720	2,078,833
Training and Activities	3,833,902	2,969,483	7,633,771	4,854,653
Ancillaries	71,334,780	58,938,068	144,662,953	94,800,614
Laundry and Housekeeping	6,867,261	5,751,535	13,806,239	9,327,167
Dietary Expenses	14,154,420	11,554,177	28,322,844	18,294,821
Building and Equipment	3,846,984	3,146,948	7,785,568	4,773,011
Operations and Maintenance	9,995,424	7,707,738	19,947,400	12,653,250
Administrative	48,685,585	37,638,064	97,511,012	64,161,523
Uncollectable Accounts	3,553,817	4,587,806	8,631,536	6,807,767
Other (Income)/Expense	1,505,056	901,713	2,668,454	1,372,611
Intercompany Expense Elimination	(44,393,472)	(35,868,707)	(90,741,302)	(54,021,322)
Total Operating Expenses	191,147,479	156,072,884	383,197,898	256,476,133

EBITDAR	39,267,949	40,472,127	81,050,388	67,107,013
EBITDAR MARGIN	17.04%	20.59%	17.46%	20.74%

Lease Expense	36,040,213	29,180,201	72,623,134	47,005,532

EBITDA	3,227,736	11,291,926	8,427,254	20,101,481
EBITDA MARGIN	1.40%	5.75%	1.82%	6.21%

Depreciation	1,900,521	1,294,051	3,644,872	1,812,403
Amortization	213,566	66,405	420,931	151,574
Margin Tax	(590,722)	393,930	381,932	579,212
Interest	1,889,334	1,237,979	3,821,048	1,562,424
Minority Interest	—	(17,240)	—	409,503
Deferred Lease Expense	2,315,212	1,534,075	4,736,089	2,071,652
Start-up Cost	173,718	663,829	312,449	1,753,398
Total Other (Income)/Expense	5,901,629	5,173,029	13,317,321	8,340,166

Net Income	$(2,673,893)	$6,118,897	$(4,890,067)	$11,761,315

Senior Care Centers, LLC

Consolidated Statements of Cash Flows (Unaudited)

For the Quarters and the Six-Months Ended June 30, 2016 & 2015

	2nd QTR	2nd QTR	YTD Jun	YTD Jun
	2016	2015	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Profit	$(2,673,893)	$6,118,897	$(4,890,067)	$11,761,315

ADJUSTMENTS TO RECONCILE NET PROFIT TO NET CASH PROVIDED BY/(USED IN) OPERATIONS:
Provision for Uncollectible A/R	3,553,817	4,587,806	8,631,536	6,807,767
Depreciation and Amortization	2,114,087	1,360,456	4,065,803	1,963,977

OPERATING CHANGES IN ASSETS AND LIABILITIES:
Resident Accounts Receivable	12,503,173	(30,364,374)	14,673,485	(51,642,714)
Inventory	(645,237)	663,574	(633,449)	663,574
Other Accounts Receivable	(3,279,698)	4,091,707	(1,400,129)	3,283,048
Other Assets	3,078,200	4,434,036	3,903,197	2,619,345
Due to/Due From 3rd Parties	—	(10,355,627)	—	(10,113,096)
Prepaid Expenses	(4,500,529)	(4,479,232)	(3,314,798)	(3,887,016)
A/P and Accrued Expenses	11,479,529	18,285,423	(1,120,583)	30,716,300

NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES	21,629,449	(5,657,334)	19,914,995	(7,827,500)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Property and Equipment	(1,993,922)	(1,634,911)	(4,626,544)	(2,697,643)
Net Deposits of Restricted Cash	(2,761,109)	(8,517,324)	1,529,582	(6,729,059)
Acquisitions	—	(37,121,955)	—	(37,121,955)

NET CASH USED IN INVESTING ACTIVITIES	(4,755,031)	(47,274,190)	(3,096,962)	(46,548,657)

CASH FLOWS FROM FINANCING ACTIVITIES
Working Line of Credit	(17,686,022)	42,283,322	(12,432,966)	42,247,712
Loans	(4,168,184)	25,000,000	(6,418,184)	25,000,000
Short Term Debt	—	—	5,000,000	—
Long Term Debt	—	(1,250,000)	(625,000)	(1,875,000)
Capital Lease Obligations	(141,207)	10,241,474	265,706	10,172,952
Cash Paid for Financing Costs	—	(1,500,000)	—	(1,500,000)
Dividends Paid	(311,644)	(1,751,791)	(626,712)	(2,061,818)
Minority Interest	—	(1,747,923)	—	(1,321,180)
Contributed Capital Harden	—	(4,248,767)	—	(4,248,767)

NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES	(22,307,057)	67,026,315	(14,837,156)	66,413,899

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(5,432,639)	14,094,791	1,980,877	12,037,742

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	16,505,882	5,846,086	9,092,366	7,903,135

CASH AND EQUIVALENTS AT END OF PERIOD	$11,073,243	$19,940,877	$11,073,243	$19,940,877